AMENDMENT NO. 1

TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

DESERT HAWK GOLD CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

The undersigned, Richard Havenstrite, hereby certifies that:

I.

He is the duly elected and acting President of Desert Hawk Gold Corp., a Nevada corporation (the “Corporation”).

II.

On February 20, 2014, the Corporation filed the original Certificate of Designations, Preferences and Rights of the Series B Preferred Stock of the Corporation (the “Original Certificate of Designations”) for the Series B Convertible Preferred Stock.

III.

The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on September 10, 2015 adopting Amended and Restated Articles of Incorporation (as defined below) in accordance with the provisions of the Nevada Revised Statutes.

RESOLUTIONS

WHEREAS, the Board, by §5.01(B) of the Company’s Amended and Restated Articles of Incorporation dated February 28, 2010, filed in the Nevada Secretary of State’s official records on March 1, 2010 (the “Amended and Restated Articles of Incorporation”), to provide out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, may fix the number of shares constituting such series and the designation of such series, the voting power (if any) of such shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series;

WHEREAS, on September 10, 2015, pursuant to the requirements of Section (E)(2)(a) of the Original Certificate of Designations, stockholders holding shares of Series B Preferred Stock entitling them to exercise voting power for all of the outstanding shares of Series B Preferred Stock duly authorized and approved, and adopted, this Amendment No. 1 to the Original Certificate of Designations (the “Amendment”).

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to amend the Original Certificate of Designations:

RESOLVED, that the Board hereby amends the Original Certificate of Designations as follows:

1.

Section A of the Original Certificate of Designations is hereby amended to read as follows:

A.

Designation, Amount, Par Value and Rank.  The series of Preferred Stock shall be designated as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated shall be 550,000.  Each share of Series B Preferred Stock shall have a par value of $0.001 per share.

2.

Section H of the Original Certificate of Designations is hereby renumbered to Section I and a new Section H is hereby added which reads as follows:

Anti-Dilution.  If at any time after the date of this Amendment, the Corporation issues additional shares of any class of common or preferred stock, then the Corporation shall issue sufficient additional shares of Series B Preferred Stock to each holder of shares of Series B Preferred Stock such that the holders’ aggregate ownership shall be adjusted to the percentage ownership in the Corporation of the holder prior to the dilutive event.

[Signature Page Follows]

IN WITNESS WHEREOF, Desert Hawk Gold Corp. has caused this Amendment to be signed by Richard Havenstrite, its President, and attested by Ronald N. Vance, its Secretary, this 10th day of September, 2015.

DESERT HAWK GOLD CORP.

By: /s/ Richard Havenstrite

Name:

Richard Havenstrite

Title:

President

Attest:

By: /s/ Ronald N. Vance

Name:

Ronald N. Vance

Title:

Secretary